Exhibit (a)(1)(vii)

LETTER FROM ACXIOM CORPORATION

RETIREMENT SAVINGS PLAN ADMINISTRATOR

AND NOTICE TO ALL PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

August 7, 2006

Offer to Purchase Common Stock of Acxiom Corporation

Dear Retirement Savings Plan Participant:

We are enclosing materials being sent to all stockholders of Acxiom Corporation (“Acxiom” or the “Company”) in connection with its recently announced offer to purchase up to 11,111,111 shares of the Company’s Common Stock, $0.10 par value per share (such shares, together with all other outstanding shares of Common Stock of Acxiom, are herein referred to as the “Shares”), at a price not greater than $27.00 nor less than $25.00 per Share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 7, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal, which together, as amended or supplemented from time to time, constitute the “Offer.”

The Company will, upon the terms and subject to the conditions of the Offer, determine a price per Share (the “Purchase Price”), not greater than $27.00 nor less than $25.00, that it will pay for the Shares validly tendered pursuant to the Offer and not validly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 11,111,111 Shares, or, if a lesser number of Shares are validly tendered, such lesser number as are validly tendered and not withdrawn. In the event the Purchase Price is less than the maximum of $27.00 per Share and more than 11,111,111 Shares are tendered pursuant to the Offer at or below the Purchase Price, the Company intends to exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer so that it repurchases up to $300,000,000 of its Shares. By way of example, if the Purchase Price is $26.00 per Share, the Company intends to purchase up to an additional 427,350 of its outstanding Shares to the extent tendered pursuant to the Offer without extending the Offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. All stockholders whose Shares are purchased by the Company will receive the same Purchase Price for each Share purchased pursuant to the Offer. Also enclosed is a brief description of the Offer in connection with the Company’s Retirement Savings Plan (the “Retirement Savings Plan”) and Questions and Answers describing how the process works.

If the Company is unable to purchase $300,000,000 of Shares pursuant to the Offer, it will consider, in its sole discretion, various other options to maximize value for its stockholders, including, among other things, additional Share repurchases.

As a participant in the Retirement Savings Plan you may elect to direct the trustee of the plan, T. Rowe Price Trust Company (the “Trustee”), to “tender” (offer to sell) some or all of the Shares (excluding fractional Shares) currently allocated to your account in the Retirement Savings Plan by following the procedures described in the attachments to this letter. PLEASE NOTE THAT, ALTHOUGH THE DEADLINE FOR THE TRUSTEE TO TENDER YOUR SHARES IS SEPTEMBER 12, 2006, YOU MUST SEND YOUR TENDER INSTRUCTION FORM TO THE TRUSTEE FOR RECEIPT BY 3:00 P.M., NEW YORK CITY TIME, TUESDAY, SEPTEMBER 5, 2006. You also may direct the Trustee to withdraw any tender you have previously directed it to make pursuant to the Offer, as long as the notice of withdrawal is received by the Trustee before 3:00 p.m., New York City time, on Tuesday September 5, 2006.

You may obtain information about the number of Shares allocated to your Retirement Savings Plan Account by calling the Trustee at 800-922-9945. You may tender some or all of such Shares held in your Retirement Savings Plan Account (excluding fractional Shares).

Before making a decision, you should read carefully the materials in the enclosed Offer to Purchase, the Notice to Retirement Savings Plan Participants and the yellow Tender Instruction Form. If you take no action, no

Shares in your Retirement Savings Plan Account will be tendered by the Trustee. The Plan Administrator and the Trustee will treat confidentially your decision whether or not to tender these Shares.

THE OFFER IS SUBJECT TO CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE FOR A DESCRIPTION OF THESE CONDITIONS. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE PLAN ADMINISTRATOR, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY’S DIRECTORS HAVE ADVISED THE COMPANY THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES PURSUANT TO THE OFFER.

If you direct the Trustee to tender any Shares, the cash that is paid for them will be reinvested as soon as practicable after the Expiration Date of the Offer, in the Retirement Savings Plan pursuant to your future contribution election in effect at the date of such reinvestment. For reconciliation purposes, there may be a brief period during which the proceeds will first be invested in the T. Rowe Price Stable Value Common Trust Fund. PLEASE NOTE THAT TO THE EXTENT SUCH CASH IS NOT REINVESTED IN YOUR ACXIOM COMPANY STOCK ACCOUNT WITHIN 90 DAYS, YOU MAY NOT QUALIFY FOR CERTAIN FAVORABLE TAX TREATMENT UPON SUBSEQUENT DISTRIBUTIONS TO YOU FROM THE RETIREMENT SAVINGS PLAN. SEE “CERTAIN TAX INFORMATION” FOLLOWING QUESTION 18 IN THE ATTACHED QUESTIONS AND ANSWERS (“Q&A”) ON THE RETIREMENT SAVINGS PLAN AND SECTION 13 OF THE OFFER TO PURCHASE.

If more Shares are tendered, at or below the Purchase Price than Acxiom has offered to purchase, then the Company will only purchase a pro rata portion of any Shares you direct the Trustee to tender (see Q&A #13).

IF YOU ELECT TO TENDER SHARES FROM YOUR STOCK FUND ACCOUNT, THE ENCLOSED YELLOW TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY 3:00 P.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 5, 2006. PLEASE USE THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE TO RETURN YOUR TENDER INSTRUCTION FORM.

YOU MUST COMPLETE AND SIGN YOUR TENDER INSTRUCTION FORM. IF YOU DO NOT SIGN THE FORM, YOUR DIRECTIONS WILL NOT BE ACCEPTED AND THE YELLOW INSTRUCTION FORM, AS WELL AS YOUR DIRECTIONS, WILL BE VOID.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, TAKE NO ACTION.

PLAN ADMINISTRATOR

Acxiom Corporation Retirement Savings Plan

Upon the terms and subject to the conditions of the Offer, if more than 11,111,111 Shares, or such greater number of Shares as the Company may elect to purchase subject to applicable law, have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the Purchase Price selected by the Company, the Company will purchase Shares on the following basis:

(a) First, all Shares properly tendered before the Expiration Date from all holders of Odd Lots (as defined in the Offer To Purchase) who (1) tender all Shares owned beneficially or of record at a price at or below the Purchase Price (partial tenders will not qualify for this preference), and (2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

(b) Second, subject to the conditional tender provisions in Section 6 of the Offer To Purchase, all other Shares properly tendered at or below the Purchase Price selected by the Company, on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares; and

(c) Third, only if necessary to permit the Company to purchase 11,111,111 Shares, (or such greater number of Shares as the Company may elect to purchase subject to applicable law), Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) before the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by J.P. Morgan Securities Inc. and Stephens Inc., the Dealer Managers for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

QUESTIONS AND ANSWERS ON

ACXIOM CORPORATION RETIREMENT SAVINGS PLAN

TENDER RIGHTS AND PROCEDURES

A. DESCRIPTION OF THE OFFER

1.    What is the Offer?

On August 7, 2006, Acxiom offered to purchase up to 11,111,111 Shares of its Common Stock at a price not greater than $27.00 nor less than $25.00 per Share. The Offer will be open from Monday, August 7, 2006 until it expires at 5:00 P.M., New York City time, on Tuesday, September 12, 2006, unless it is extended by the Company. Retirement Savings Plan participants with Shares allocated to their Retirement Savings Plan account (“Plan Shares”) may provide for the tender of Plan Shares for purchase pursuant to the Offer by so indicating on the enclosed yellow Tender Instructions Form and returning it as directed no later than 3:00 p.m., New York City time, on Tuesday, September 5, 2006. The Company will, upon the terms and subject to the conditions of the Offer, determine a price per Share, not greater than $27.00 nor less than $25.00 per Share, that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest price (the “Purchase Price”) that will allow it to purchase 11,111,111 Shares or, if a lesser number of Shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. In the event the Purchase Price is less than the maximum of $27.00 per Share and more than 11,111,111 Shares are tendered pursuant to the Offer at or below the Purchase Price, Acxiom intends to exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer so that it repurchases up to $300,000,000 of its Shares. By way of example, if the Purchase Price is $26.00 per Share, the Company intends to purchase up to an additional 427,350 of its outstanding Shares to the extent tendered pursuant to the Offer. Acxiom also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. All stockholders whose Shares are purchased by Acxiom will receive the Purchase Price for each Share purchased pursuant to the Offer. This process is known as a “Dutch Auction.”

If the number of Shares tendered at or below the Purchase Price selected by the Company exceeds the total number of Shares to be purchased, all Shares tendered at or below the Purchase Price selected by the Company would be accepted on a pro rata basis. “Pro rata” simply means that each person can sell an equal proportion of the Shares offered to the Company. For example, if 13,000,000 Shares are tendered at or below the Purchase Price and 11,111,111 are to be purchased, then the Company would purchase approximately 85% of Shares tendered at the Purchase Price. If the total number of Shares tendered (including Plan shares) is less than 11,111,111 and you tender all of your Shares at or below the Purchase Price, then the proration percentage will not be applied to your tendered Shares and the Company will, instead, buy all of your tendered Shares. (If you hold fewer than 100 Shares you must check the first box on the yellow Tender Instruction Form to avoid proration.)

The Offer is fully described in the Offer To Purchase provided to you. PLEASE READ IT CAREFULLY.

2.    If I tender my Shares, will I receive any dividends declared by the Company in the future?

If you tender your Shares, you will not be entitled to receive future dividends with respect to any Shares the Company purchases. The Offer is an element of the Company’s overall plan to maximize value for its stockholders. If the Company is unable to purchase 11,111,111 Shares in the Offer, it will consider, in its sole discretion, various other options, including, among other things, additional Share repurchases.

3.    What are my rights under the Offer?

The records of the Retirement Savings Plan indicate that Plan Shares are allocated to your account in the Retirement Savings Plan. You may tender some or all of these Shares. Because all of these Plan Shares are held in trust for your benefit, they are registered in the name of the Trustee. Consequently, the Trustee will actually tender Plan Shares in accordance with your directions.

IF YOU WANT TO TENDER YOUR PLAN SHARES, YOU MUST DIRECT THE TRUSTEE TO DO SO AND STATE THE PRICE OR PRICES AT WHICH YOU WANT TO TENDER. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF DIRECTED. IF YOU DO NOT RESPOND, YOUR PLAN SHARES WILL REMAIN IN YOUR ACCOUNT AND WILL NOT BE TENDERED.

4.    Which documents did I receive in the Offer materials and what is their purpose?

You received the following materials in this mailing:

•	Letter from the Company. This announces the Offer.

•	Offer to Purchase dated August 7, 2006. This document (white, bound document) describes the Offer. PLEASE READ IT CAREFULLY.

•	Letter of Transmittal. This document (long blue document) is part of the Offer and therefore is being provided to you. However, it does not apply to or provide detailed instructions for tendering Plan Shares. Do NOT use it to tender Plan Shares. If you hold Shares outside of the Retirement Savings Plan, please refer to this blue Letter of Transmittal for instructions on how to tender those Shares.

•	Letter from the Retirement Savings Plan Administrator to Retirement Savings Plan Participants (white document you are reading) which includes Questions and Answers on Retirement Savings Plan Tender Rights and Procedures, as well as information about the Retirement Savings Plan and the Offer.

•	Tender Instruction Form (yellow form). YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES. THIS DOCUMENT MUST BE USED IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

•	Reply Envelope. A postage pre-paid, pre-addressed envelope for your reply is enclosed.

5.    How do I direct the Plan Trustee?

The only way that you can tender your Plan Shares is by completing the yellow Tender Instruction Form as described, signing and returning it to the Trustee who will process your instructions. The address you should use to return the yellow Tender Instruction form is on the postage paid, pre-addressed return envelope. You may also overnight your completed yellow Tender Instruction Form to:

T. Rowe Price Retirement Plan Services

Mail Code 17215

Attn: Acxiom Tender

4515 Painters Mill Road

Owings Mills, MD 21117-4903

THE YELLOW TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 3:00 P.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 5, 2006. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST FOLLOW THE INSTRUCTION BELOW:

•	INSTRUCTIONS. Read carefully and follow exactly the instructions in the Letter from the Retirement Savings Plan Administrator and the yellow Tender Instruction Form. These instructions tell you how to direct the Plan Trustee regarding your Plan Shares.

•	FORM. Complete the enclosed yellow Tender Instruction Form according to the instructions.

•	NUMBER OF SHARES. Designate on the yellow Tender Instruction Form the number of Plan Shares (excluding fractional Shares) you wish to tender. If you do not know the number of Plan Shares held in your account, you may call 800-922-9945 and speak with a customer representative who will help you determine that number.).

•	PRICE. Designate on the yellow Tender Instruction Form the price or prices at which you are willing to tender your Plan Shares. If you wish to maximize the chance of the Company purchasing the Plan Shares you tender, you may elect to accept the purchase price determined by the Company pursuant to the Offer process. This action will result in you receiving a price per Share as low as $25.00 or as high as $27.00.

•	SIGNATURE. You must sign the yellow Tender Instruction Form. If you do not sign the yellow Tender Instruction Form, your direction cannot be honored and the yellow Tender Instruction Form will be void.

•	MAILING. A postage paid, pre-addressed return envelope has been enclosed with your Tender materials. You may use this envelope to return your completed yellow Tender Instruction Form if you wish to have the Plan Trustee tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

6.    How do I send instructions to the Trustee?

Please return your instructions PROMPTLY, allowing for the standard delivery time of the U.S. mail. You may mail your yellow Tender Instruction Form to the Trustee for the Retirement Savings Plan in the postage paid, pre-addressed return envelope that has been provided for your reply. You may also overnight your completed yellow Tender Instruction Form to the Trustee at:

T. Rowe Price Retirement Plan Services

Mail Code 17215

Attn: Acxiom Tender

4515 Painters Mill Road

Owings Mills, MD 21117-4903

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

7.    Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender your Plan Shares. DO NOT RESPOND IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES.

8.    How many Plan Shares may I tender and how do I learn that number?

You may determine the number of Plan Shares that you hold under the Retirement Savings Plan by calling the Trustee at 800-922-9945. This information will be updated from time to time to reflect contributions and dividends. You may tender all or any number of such Shares (excluding fractional Shares, if any).

9.    What if I have Shares in my Retirement Savings Plan account and hold Shares outside the Retirement Saving Plan?

If you have Shares in the Retirement Savings Plan and own other Shares outside the Retirement Savings Plan (such as in the 2005 Stock Purchase Plan of Acxiom Corporation, in your possession or held by a brokerage firm), you will receive two or more sets of Offer materials. You should be careful to follow each set of directions for the Shares.

10.    Who will know whether I tendered my Plan Shares?

Your directions to the Trustee are CONFIDENTIAL. Individual instructions will be disclosed only to the recordkeeper as necessary to complete the Offer.

11.    Can I change my mind and direct the Trustee to withdraw Plan Shares that I previously directed to be tendered?

YES, BUT ONLY IF YOU PERFORM THE FOLLOWING STEPS:

•	You must send a signed notice of withdrawal to the Trustee for the Retirement Savings Plan.

•	The notice of withdrawal must be in writing. You may overnight your .

•	The notice of withdrawal must state your name, social security number, and the number of Plan Shares that you wish to withdraw from the Offer. You must also state that you are directing the Trustee to withdraw Plan Shares that you previously directed the Plan Trustee to tender on your behalf.

•	The notice of withdrawal must be received by the Trustee before 3:00 p.m., New York City time, on Tuesday, September 5, 2006.

12.    Can I direct the Trustee to re-tender my Plan Shares?

Yes. If, after directing the Plan Trustee to withdraw your Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares, you must complete a new yellow Tender Instruction Form and return it to the Trustee for receipt by 3:00 p.m., New York City time, on Tuesday, September 5, 2006. You may obtain another copy of the yellow Tender Instruction Form by calling the Trustee at 800-922-9945.

B. RESULTS OF THE OFFER; SHARES SOLD AND PRICE RECEIVED

13.    Will all Plan Shares that I direct the Trustee to tender be purchased?

This depends upon the total number of Shares tendered and the price or prices at which you tender. If you tender Shares at a price above the Purchase Price determined by the Company pursuant to the Offer, your Shares will not be purchased. If you tender your Shares at or below the Purchase Price or you elect to tender your Shares at whatever the Purchase Price is determined by the Company pursuant to the Offer process, and if more Shares are tendered at or below the Purchase Price than the Company offered to or has determined, subject to applicable law, to purchase, then the Company will purchase a pro rata portion of the Shares that you directed to be tendered. See Q&A #1 for a description of how the proration process works.

Plan Shares held in your Retirement Savings Plan Account that are not accepted will remain in the Stock Fund subject to normal Retirement Savings Plan rules.

14.    How will I know if my Plan Shares have been purchased?

After the Offer has expired, all tender directions will be tabulated, which may take up to three to five days. Soon thereafter you will be sent a statement of the number of your Plan Shares which were accepted.

C. OPERATION OF THE RETIREMENT SAVINGS PLAN DURING THE OFFER

15.    What happens to contributions made after August 7, 2006 that are directed to be invested in Acxiom Common Stock?

Contributions made to the Retirement Savings Plan after August 7, 2006, will be allocated and invested in accordance with the investment elections in effect at the time of the contribution. No transactions in involving Acxiom Common Stock will take place on the day that Plan Shares are deemed withdrawn for purposes of complying with participant directions to participate in the Offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

16.    What happens if I request a distribution, withdrawal or reallocation following the announcement of the Offer but before the Offer expires?

Distributions and withdrawals from the Retirement Savings Plan and transfers into or out of Acxiom Common Stock will be processed in accordance with normal procedures. No transactions in Acxiom Common Stock will take place on the day that Plan Shares are deemed withdrawn for purposes of complying with participant directions to participate in the Offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

UNDER THE TERMS OF THE RETIREMENT SAVINGS PLAN, SECTION 16 INSIDERS WHO TENDER SHARES WILL NOT BE PERMITTED TO MAKE AN ELECTION TO TRANSFER ANY AMOUNTS FROM OTHER INVESTMENT FUNDS INTO ACXIOM COMMON STOCK FOR SIX MONTHS AFTER THE EXPIRATION DATE; HOWEVER, NEW CONTRIBUTIONS MAY BE INVESTED IN THE STOCK FUND DURING THIS SIX MONTH PERIOD.

17.    If, between now and September 5, 2006, I transfer Plan assets presently invested in another investment option into the Acxiom stock investment option, can I tender those newly purchased shares as well?

You may tender any portion or all shares held in your account as of September 5, 2006 including recently purchased shares. Please note, however, due to settlement requirements of Acxiom Common Stock within the Plan, when selling any mutual fund and buying Acxiom Common Stock, the mutual fund sells on business day 1 and buys Acxiom Common Stock on business day 2. In addition, there is no guarantee that your Shares will be tendered and hence no guarantee that you will be able to sell them at a price that exceeds your purchase price.

18.    Will I be taxed on any proceeds received in 2006 from the Shares that I tender under the Retirement Savings Plan?

No. Because Offer proceeds received from Plan Shares will be received by and held in the Retirement Savings Plan, they will not be subject to current income taxes.

D. REINVESTMENT OF OFFER PROCEEDS

19.    How will the Retirement Savings Plan Trustee invest the proceeds received from the Plan Shares that are tendered?

Proceeds received from the Offer will be reinvested, as soon as practicable after the Expiration Date of the Offer, in the Retirement Savings Plan pursuant to your future contribution election in effect at the date of such reinvestment. For reconciliation purposes, there may be a brief period during which the proceeds will first be invested in the T. Rowe Price Stable Value Common Trust Fund.

E. CERTAIN TAX INFORMATION

Participants in the Retirement Savings Plan should be aware that the reinvestment of the cash proceeds received in the Offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive Shares.

Special tax rules apply to certain distributions from the Retirement Savings Plan that consist, in whole or in part, of Shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such Shares at distribution over the cost or other basis of such Shares (which will vary depending on whether the distribution qualifies for lump sum treatment) will be deferred until the Shares are sold following distribution. Moreover, if Shares are disposed of prior to a distribution, as would be the case in the Offer, and the proceeds of such disposition are reinvested within 90 days thereafter in Acxiom Company Stock, the cost or other basis of such newly acquired Shares for NUA purposes will be the cost or other basis of the tendered Shares.

Accordingly, if the cash proceeds receivable upon the tender of Shares are not reinvested in Acxiom Common Stock under the Retirement Savings Plan within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the Shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. You are strongly urged to consult with your tax advisor as to the issues described above.

ACXIOM CORPORATION

NOTICE TO RETIREMENT SAVINGS PLAN PARTICIPANTS

August 7, 2006

TO: All Participants in the Acxiom Corporation Retirement Savings Plan (the “Retirement Savings Plan”) with with Acxiom Common Stock allocated to their account:

Acxiom Corporation (“Acxiom” or the “Company”) has announced an offer to purchase up to 11,111,111 outstanding Shares of its Common Stock, par value $0.10 per share (such shares, together with all other outstanding Shares of common stock of the Company, are referred to herein as the “Shares”), at a price not greater than $27.00 nor less than $25.00 per Share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 2006 and in the related blue Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the “Offer”).

The Company will, upon the terms and subject to the conditions of the Offer, determine a price per Share, not greater than $27.00 nor less than $25.00 per Shares, that it will pay for the Shares validly tendered pursuant to the Offer and not validly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest price (the “Purchase Price”) that will allow it to purchase 11,111,111 Shares, or such lesser number as are validly tendered and not validly withdrawn pursuant to the Offer. In the event the Purchase Price is less than the maximum of $27.00 and more than 11,111,111 Shares are tendered pursuant to the Offer at or below the Purchase Price, Acxiom intends to exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer so that it repurchases up to $300,000,000 of its Shares. By way of example, if the Purchase Price is $26.00, the Company intends to purchase up to an additional 427,350 of its outstanding Shares to the extent tendered pursuant to the Offer without extending the Offer. Acxiom also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. All stockholders whose Shares are purchased by the Company will receive the same Purchase Price for each Share purchased pursuant to the Offer. The Offer became effective on August 7, 2006, and will expire at 5:00 p.m., New York City time, on Tuesday, September 12, 2006, unless the Offer is extended by the Company. You, as a Retirement Savings Plan participant, may participate in the Offer by instructing the Trustee of the Retirement Savings Plan (no later than 3:00 p.m., New York City time, on Tuesday, September 5, 2006) to tender the Shares in your Retirement Savings Plan Account (“Plan Shares”) for purchase by the Company.

The Offer is an element of our overall plan to maximize value for our stockholders. If we are unable to purchase 11,111,111 Shares in the Offer, we will consider, in our sole discretion, various other options for the cash, including, among other things, additional Shares repurchases.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

Enclosed with this notice is a copy of documents describing the Offer which have been furnished to holders of Shares. Please read these materials so that you may properly make your decision regarding the Offer.

A yellow Tender Instruction Form is also enclosed for you to use to direct the Plan Trustee regarding the Offer. IF NO DIRECTION IS RECEIVED, THE TRUSTEE WILL NOT TENDER ANY OF YOUR PLAN SHARES AND THEY WILL REMAIN IN YOUR RETIREMENT SAVINGS PLAN ACCOUNT.

DO NOT CALL THE TRUSTEE, THE PLAN ADMINISTRATOR OR YOUR BENEFITS ADMINISTRATOR TO GIVE YOUR DECISION REGARDING THE OFFER. YOU MAY RESPOND ONLY BY COMPLETING AND MAILING THE ENCLOSED YELLOW TENDER INSTRUCTION FORM.

TENDER INSTRUCTION FORM

FOR SHARES IN ACXIOM CORPORATION

RETIREMENT SAVINGS PLAN

(NOTE: Before completing this Tender Instruction Form, you should refer to the attached Letter from the Plan Administrator of Acxiom Corporation Retirement Savings Plan. If you wish to tender different groups of Shares at different prices, you must complete a separate yellow Tender Instruction Form for each group of Shares which will have a different price.)

TO THE TRUSTEE OF THE RETIREMENT SAVINGS PLAN:

I am a participant in the above-referenced Retirement Savings Plan who has invested all or a portion of my Account in shares of Acxiom Common Stock and I have received a copy of the Offer to Purchase dated August 7, 2006 (the “Offer to Purchase”) and related Letter of Transmittal, as amended or supplemented, relating to the Offer by Acxiom Corporation, a Delaware corporation (“Acxiom” or the “Company”), to purchase up to 11,111,111 outstanding Shares of Common Stock, $0.10 par value per share, (such shares, together with all other outstanding shares of Common Stock of Acxiom, are herein referred to as the “Shares”) at a price not greater than $27.00 nor less than $25.00 per Share, without interest.

I wish to direct you to tender the Shares allocated to my Retirement Savings Plan Account as indicated below:

TENDER INSTRUCTIONS

☐	Odd lot. By checking this box, I represent that I own beneficially or of record an aggregate (including Shares held beneficially or of record in the Retirement Savings Plan or otherwise) of fewer than 100 Shares, and I am instructing the Trustee to tender all Shares allocated to my Retirement Savings Plan Account in the Retirement Savings Plan. My indication as to whether I wish to tender my Shares at the price determined by the Offer or at the price or prices I specify is indicated below.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER

☐	By checking this box, I represent that I want to maximize the chance of having Acxiom purchase all of the Shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I wish to have the Trustee tender % Shares of the Shares held in my Retirement Savings Plan account (please enter the applicable percentage – not to exceed 100%) and I am willing to accept the Purchase Price determined by Acxiom pursuant to the Offer. This action will result in my receiving a price per Share as low as $25.00.

- OR -

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I wish to have the Plan Trustee tender at the price checked,     % of the Shares held in my Retirement Savings Plan account (please enter the applicable percentage – not to exceed 100%). I understand that this action could result in none of my Shares being purchased if the actual Purchase Price for the Shares is less than the price that I have checked. If the Purchase Price for the Shares is equal to or greater than the price checked, then the Shares purchased by Acxiom will be purchased at the Purchase Price so determined. A stockholder who desires to tender Shares at more than one price must complete a separate yellow Tender Instruction Form for each price at which Shares are tendered.

☐ $25.00	☐ $25.75	☐ $26.50
☐ $25.25	☐ $26.00	☐ $26.75
☐ $25.50	☐ $26.25	☐ $27.00

I have read and understand the Offer to Purchase and related Letter of Transmittal and the Letter from the Plan Administrator and I agree to be bound by the terms of the Offer. I hereby direct the Trustee to tender these Shares on my behalf and to reinvest the proceeds, as soon as practicable after the Expiration Date of the Offer, in the Retirement Savings Plan pursuant to my future contribution election in effect at the date of such reinvestment. I understand that, for reconciliation purposes, there may be a brief period during which the proceeds will first be invested in the T. Rowe Price Stable Value Common Trust Fund. I understand and declare that if the tender of my Shares is accepted, the payment for these Shares will be full and adequate compensation for these Shares in my judgment.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER	PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER HERE

NOTE: THIS TENDER INSTRUCTION FORM MUST BE COMPLETED AND SIGNED IF SHARES HELD IN THE RETIREMENT SAVINGS PLAN ARE TO BE TENDERED. IF THE FORM IS NOT SIGNED, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED. PLEASE RETURN THIS TENDER INSTRUCTION FORM TO THE TRUSTEE FOR THE RETIREMENT SAVINGS PLAN, USING THE POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE PROVIDED WITH YOUR TENDER MATERIALS. YOUR INSTRUCTION FORM MUST BE RECEIVED BY 3:00 P.M., NEW YORK CITY TIME, SEPTEMBER 5 2006. YOU MAY ALSO OVERNIGHT YOUR TENDER INSTRUCTION FORM TO:

T. ROWE PRICE RETIREMENT PLAN SERVICES

MAIL CODE 17215

ATTN: ACXIOM TENDER

4515 PAINTERS MILL ROAD

OWINGS MILLS, MD 21117-4903

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.